Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ASTRA SPACE, INC.

ARTICLE I

The name of the corporation is Astra Space, Inc. (the “Company”).

ARTICLE II

The registered agent and the address of the registered office in the State of Delaware are:

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

County of New Castle

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The aggregate number of shares which the Company shall have authority to issue is one hundred (100) shares of capital stock, all of which shall be designated “Common Stock” and have a par value of $0.0001 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Company (the “Board of Directors”) is expressly authorized to make, amend or repeal bylaws of the Company (the “Bylaws”).

ARTICLE VI

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Company.

ARTICLE VII

(A) To the fullest extent permitted by the General Corporation Law of Delaware, as it exists or as may hereafter be amended, no current or former director or officer of the Company or any predecessor of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable; provided, however, that nothing contained in this ARTICLE VII shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the General Corporation Law of Delaware, provided that this clause (iii) shall be applicable to directors only, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) for any action by, or in the right of, the Company, provided, that this clause (v) shall be applicable to officers only.

(B) The Company is authorized to indemnify, and advance expenses to, to the fullest extent permitted by law any person made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Company or any predecessor to the Company.

(C) Neither any amendment nor repeal of this ARTICLE VII, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this ARTICLE VII, shall eliminate or reduce the effect of this ARTICLE VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Company expressly elects not to be governed by Section 203 of the General Corporation Law of Delaware.

ARTICLE IX

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this ARTICLE IX.

CERTIFICATE OF SECRETARY

The undersigned hereby certifies that the undersigned is the duly elected, qualified, and acting Secretary or Assistant Secretary of Astra Space, Inc., a Delaware corporation, and that the foregoing Third Amended and Restated Certificate of Incorporation was adopted as the Certificate of Incorporation of the Company on July 18, 2024, by the person appointed in this certificate of incorporation to act as the Incorporator.

Executed on July 18, 2024.

/s/ Matthew Sant
Matthew Sant, Corporate Secretary